Exhibit 10.2

STOCK AWARD AGREEMENT UNDER
THE MICROSOFT CORPORATION 2026 STOCK PLAN

Award Number <<GrantIdentifier>>

1. Award. Microsoft Corporation (the “Company”), in the exercise of its sole discretion pursuant to the Microsoft Corporation 2026 Stock Plan (the “Plan”), does on <<GrantDate>> (the “Award Date”) hereby award to <<FullName>> (the “Awardee”) <<SharesGrantedQuantity>> Stock Awards (“SAs”) upon the terms and subject to the conditions of this Award Agreement. Capitalized terms used but not defined in this Award Agreement shall have the meanings assigned to them in the Plan.

SAs represent the Company’s unfunded and unsecured promise to issue Shares at a future date, subject to the terms of this Award Agreement and the Plan. Awardee has no rights under the SAs other than the rights of a general unsecured creditor of the Company.

2. Vesting Schedule and Conversion of SAs.

a) Subject to the terms of this Award Agreement and the Plan and provided that Awardee remains in Continuous Status through the vesting dates set out below (except as otherwise provided in this Award Agreement), the SAs shall vest and be converted into an equivalent number of Shares as follows; provided that fractional SAs shall be converted into Shares as set out in Section 9(c) of this Award Agreement:

<<VestScheduleAtIssue>>

Vesting will not occur before the first Nasdaq Stock Market regular trading day that is on or after the applicable vesting date, as described above. For the avoidance of doubt, Awardee is not entitled to vest in any pro-rata portion of the SAs if Awardee is in Continuous Status only for a portion of the vesting period prior to a vesting date, but no longer in Continuous Status on the respective vesting date.

(b) AWARDEE’S RIGHTS IN THE SAs SHALL BE AFFECTED, WITH REGARD TO BOTH THE VESTING SCHEDULE AND THE TERMINATION PROVISIONS BELOW, BY LEAVES OF ABSENCE, CHANGES IN THE NUMBER OF HOURS WORKED AND OTHER CHANGES IN AWARDEE’S CONTINUOUS STATUS AS PROVIDED IN THE COMPANY’S CURRENT POLICIES FOR THESE MATTERS. ACCOMPANYING THIS AWARD AGREEMENT IS A CURRENT COPY OF THESE POLICIES. THESE POLICIES MAY CHANGE FROM TIME TO TIME WITHOUT NOTICE IN THE COMPANY’S SOLE DISCRETION, AND AWARDEE’S RIGHTS WILL BE GOVERNED BY THE POLICIES IN EFFECT AT THE TIME OF ANY CONTINUOUS STATUS CHANGE. E-MAIL "ASKHR" FOR A COPY OF THE MOST CURRENT POLICIES.

3. Termination. Unless terminated earlier under Section 4 below, an Awardee’s rights under this Award Agreement with respect to the SAs under this Award Agreement shall terminate at the time the SAs are converted into Shares and distributed to Awardee.

4. Termination of Awardee's Continuous Status. Except as otherwise specified in Sections 5, 6 and 7 below, in the event of termination of Awardee's Continuous Status, Awardee’s rights under this Award Agreement in any unvested SAs shall terminate. For the avoidance of doubt, an Awardee’s Continuous Status also terminates if and at the time Awardee’s actual employer ceases to be the Company or a Subsidiary.

5. Disability of Awardee. Notwithstanding the provisions of Section 4 above, in the event of termination of Awardee's Continuous Status as a result of Total and Permanent Disability, the outstanding unvested SAs under this Award Agreement shall become immediately vested.

6. Death of Awardee. Notwithstanding the provisions of Section 4 above, if Awardee is, at the time of death, in Continuous Status, outstanding unvested SAs under this Award Agreement shall become immediately vested.

7. [For Retirement Awards] [Retirement of Awardee; Vesting under Severance Plan. (a) Notwithstanding the provisions of Section 4 above, in the event of Awardee's Retirement, Awardee shall be treated as being in Continuous Status through the vesting periods in Section 2(a) above. For this purpose, "Retirement" means termination of Continuous Status with the Company or a Subsidiary after the earlier of (a) age 65, or (b) attaining age 55 and 15 years of Continuous Service, provided that immediately prior to termination of employment Awardee is employed by the Company (or a Subsidiary) in the United States and that such termination of employment is not due to Awardee’s Total and Permanent Disability.

This Section 7 will only apply to a Retirement if (a) the Retirement is at least one year after the Award Date, (b) Awardee executes a release in conjunction with the Retirement in the form provided by the Company, and (c) during, and for one year following termination of Awardee’s Continuous Status, Awardee has not engaged in misconduct (as determined in the sole discretion of the Company’s senior corporate officer in charge of the Human Resources department), including but not limited to (i) misconduct in violation of Company policy or that leads to a breach of Awardee’s Employee Agreement and (ii) misconduct that adversely affects the Company’s interests or reputation.

For purposes of this Section 7, “Continuous Service” means that Awardee has continuously remained an employee of the Company or a Subsidiary, measured from Awardee’s “most recent hire date” as reflected in the Company records. For an Awardee who became an employee of the Company or a Subsidiary following the acquisition of Awardee’s employer by the Company or a Subsidiary, service with the acquired employer shall count toward Continuous Service, and Continuous Service shall be measured from Awardee’s acquired company hire date as reflected in the Company’s records.

If the Awardee dies after an eligible Retirement under this Section 7, then any Shares that would, but for the Awardee’s death, be distributed pursuant to this Section 7 on vesting dates that follow the Awardee’s death shall be immediately vested and distributed in accordance with this Award Agreement.

(b)][Vesting Under Severance Plan] Awardee may also continue to vest in SAs following Awardee’s termination of Continuous Status to the extent Awardee is entitled to the continued vesting under a severance benefit plan established by the Company (assuming Awardee’s termination of Continuous Status is not due to Awardee’s Total and Permanent Disability). In no event, however, shall any continued vesting under a Company severance benefit plan change the time of payment specified under this Award Agreement.

8. Value of Unvested SAs. In consideration of the Award of these SAs, Awardee agrees that upon and following termination of Awardee's Continuous Status for any reason (whether or not in breach of applicable laws), and regardless of whether Awardee is terminated with or without cause, notice, or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s Continuous Status was terminable only for cause or only with notice or pre-termination procedure, any unvested SAs under this Award Agreement shall be deemed to have a value of zero dollars ($0.00).

9. Conversion of SAs to Shares; Responsibility for Taxes.

(a) Provided Awardee has satisfied the requirements of Section 9(b) below and subject to the provisions of this Section 9(a), on the vesting of any SAs (including any continued vesting that may apply pursuant to Section 7 above), the vested SAs shall be converted into an equivalent number of Shares that will be distributed to Awardee or, in the event of Awardee's death, to Awardee's legal representative on the earlier of (i) the regularly scheduled vesting date(s) set forth in Section 2(a) of this Award Agreement, and in any case by the end of the calendar year in which such applicable vesting date(s) occurs or (ii) the date of the applicable vesting event set forth in Section 5 or Section 6, or as soon as administratively feasible and in any case within 2.5 months thereafter, or within such other period as permitted under Section 409A. If accelerated vesting of an SA occurs pursuant to a provision of the Plan not addressed in this Award Agreement, to the extent required by Section 409A, distribution of the related Shares shall not occur until the date distribution would have occurred under this Award Agreement absent such accelerated vesting, unless otherwise determined by the Company. Notwithstanding the foregoing provisions of this Section 9(a), to the extent that the SAs are exempt or otherwise not subject to Section 409A, the SAs shall be converted into an equivalent number of Shares that will be distributed to Awardee within the period contemplated by the “short-term deferral exception” of Section 409A. The distribution to Awardee, or in the case of Awardee’s death, to Awardee’s legal representative (or Awardee’s beneficiary, if one has been designated in accordance with procedures designated by the Company), of Shares in respect of the vested SAs shall be evidenced by means that the Company determines to be appropriate.

In the event vesting of the SAs and/or ownership or issuance of Shares subject to the SAs is not permissible or otherwise not feasible or practicable due to applicable exchange controls, securities regulations, tax laws, or other provisions of applicable law, as determined by the Company in its sole discretion, Awardee, or in the event of Awardee’s death, Awardee’s legal representative (or designated beneficiary, if applicable), shall receive cash proceeds in an amount equal to the value of the Shares otherwise distributable to Awardee, as determined by the Company in its sole discretion, net of amounts withheld in satisfaction of the requirements of Section 9(b) below. Alternatively, the Company may decide to defer vesting of the SAs and/or issuance of the Shares as long as this vesting or issuance is in violation of applicable laws, as determined by the Company in its sole discretion. Lastly, the Company may decide to cancel the SAs if it determines, in its sole discretion that applicable laws require this cancellation or make it advisable.

(b) Regardless of any action the Company or Awardee’s actual employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items (“Tax-Related Items”) that arise in connection with the SAs, Awardee acknowledges and agrees that the ultimate liability for any Tax-Related Items determined by the Company in its discretion to be legally due by Awardee or to be an appropriate charge to Awardee even if technically due by the Company or Awardee’s employer is and remains Awardee’s responsibility. Awardee acknowledges and agrees that the Company and/or Awardee’s actual employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the SAs, including the grant of the SAs, the vesting of SAs, the conversion of the SAs into Shares or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the SAs to reduce or eliminate Awardee’s liability for any Tax-Related Items. If Awardee has relocated to a different jurisdiction after the Award Date, Awardee acknowledges that the Company and/or Awardee’s actual employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with the relevant taxable or tax withholding event, as applicable, Awardee shall pay, or make adequate arrangements satisfactory to the Company and to Awardee’s actual employer (in their sole discretion) to satisfy all obligations for Tax-Related Items. In this regard, except where applicable law prohibits or makes it inadvisable, until otherwise determined by the Company, the standard process for the satisfaction of withholding obligations or rights for an Awardee’s Tax-Related Items shall be for the Company to withhold in whole or fractional Shares (up to such amount determined by the Company as not resulting in negative accounting consequences for the Company). Alternatively, or in addition, Awardee authorizes the Company, at its sole discretion, to satisfy the Company’s and/or any Subsidiary’s withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following: (i) sell or arrange for the sale of Shares to be issued on the vesting of SAs or other event (on Awardee’s behalf and at Awardee’s direction pursuant to this authorization without further consent) and withhold from the sale proceeds, (ii) withhold from Awardee’s wages or other cash compensation payable to Awardee by the Company, Awardee’s actual employer or any other Subsidiary, (iii) withhold from proceeds of a voluntary sale by Awardee of Shares acquired upon vesting of the SAs, and/or (iv) any other method as determined by the Company to be in compliance with applicable law and the Plan.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum rates applicable in Awardee's jurisdiction(s). In the event of over-withholding, Awardee may receive a refund of any over-withheld amount in cash through Awardee’s actual employer’s normal payroll processes (with no entitlement to the equivalent in Shares) or, if not refunded, Awardee may seek a refund from the local tax authorities. In the event of under-withholding, Awardee may be required to pay additional Tax-Related Items directly to the applicable tax authority or to the Company and/or Awardee’s actual employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, Awardee will be deemed to have been issued the full number of Shares subject to the SAs, notwithstanding that a number of vested Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Awardee’s SAs. Awardee shall pay to the Company or to Awardee’s actual employer any amount of Tax-Related Items that the Company or Awardee’s actual employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to Awardee if Awardee fails to comply with Awardee’s obligation in connection with the Tax-Related Items as described in this Section 9(b).

(c) In determining the number of Shares that vest on any given date, the Company shall round the Shares down to the nearest whole Share and any remaining fraction of a Share will be included in a subsequent vest date. Notwithstanding the foregoing, fractional Shares may be delivered as a result of fractional Share tax withholding pursuant to Section 9(b) above.

(d) Until the distribution to Awardee of the Shares in respect of the vested SAs is evidenced by deposit in Awardee’s brokerage account, Awardee shall have no right to vote or receive dividends or any other rights as a shareholder with respect to the Shares, notwithstanding the vesting of SAs. The Company shall cause the distribution to Awardee to occur upon the vesting of SAs in accordance with Section 9(a) above. No adjustment will be made for a dividend or other right for which the record date is prior to the date Awardee is recorded as the owner of the Shares, except as provided in the Plan.

(e) By accepting the Award of SAs evidenced by this Award Agreement, Awardee agrees not to sell any of the Shares received on account of vested SAs at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply so long as Awardee is an Employee, Consultant or outside director of the Company or a Subsidiary, and may apply even after Continuous Status ends if required under applicable law or Company policies.

10. Non-Transferability of SAs. Awardee’s right in the SAs awarded under this Award Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. SAs shall not be subject to execution, attachment or other process.

11. Acknowledgment of Nature of Plan and SAs. In accepting the Award, Awardee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Award of SAs is voluntary and occasional and does not create any contractual or other right to receive future awards of SAs or other awards, or benefits in lieu of SAs even if SAs have been awarded repeatedly in the past;

(c) all decisions with respect to SAs or other future awards of SAs, if any, will be at the sole discretion of the Company;

(d) Awardee’s participation in the Plan is voluntary;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(f) if Awardee receives Shares, the value of the Shares acquired on vesting of SAs may increase or decrease in value;

(g) notwithstanding any terms or conditions of the Plan to the contrary and consistent with Section 4 above, in the event of termination of Awardee's Continuous Status under circumstances where Section 7 above does not apply (whether or not in breach of applicable laws), Awardee's right to receive SAs and vest under the Plan, if any, will terminate effective as of the date that Awardee is no longer in Continuous Status and will not be extended by any notice period mandated under applicable law. Awardee's right to receive Shares pursuant to the SAs after termination of Continuous Status, if any, will be calculated as of the date of termination of Awardee's Continuous Status. The senior corporate officer in charge of the Human Resources department shall have the exclusive discretion to determine when Awardee is no longer in Continuous Status for purposes of the award of SAs; and

(h) Awardee acknowledges and agrees that, regardless of whether Awardee is terminated with or without cause, notice or pre-termination procedure or whether Awardee asserts or prevails on a claim that Awardee’s Continuous Status was terminable only for cause or only with notice or pre-termination procedure, Awardee has no right to, and will not bring any legal claim or action for, (a) any damages for any portion of the SAs that have been vested and converted into Shares, or (b) termination of any unvested SAs under this Award Agreement.

12. No Employment Right. Awardee acknowledges that neither this Award of SAs nor any provision of this Award Agreement, the Plan or the policies adopted pursuant to the Plan confers upon Awardee any right with respect to employment or other service or continuation of current employment or other service with the Company or with Awardee’s actual employer, or to employment or other service that is not terminable at will. Awardee further acknowledges and agrees that neither the Plan nor this Award of SAs makes Awardee's Continuous Status with the Company or Awardee’s actual employer for any minimum or fixed period, and that this employment is subject to the mutual consent of Awardee and the Company or Awardee’s actual employer, and may be terminated by either Awardee or the Company or Awardee’s actual employer at any time, for any reason or no reason, with or without cause or notice or any kind of pre- or post-termination warning, discipline or procedure.

13. Administration. Except as otherwise expressly provided in the Plan, the authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee (as that term is defined in the Plan), and the Committee shall have all powers and discretion with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of the Award Agreement by the Committee and any decision made by the Committee with respect to the Award Agreement shall be final and binding on all parties. References to the Committee in this Award Agreement shall be read to include a reference to any delegate of the Committee acting within the scope of his or her delegation.

14. Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, the terms of this Award Agreement shall be subject to the terms of the Plan and, if applicable, the Executive Incentive Plan, and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan and, if applicable, the Executive Incentive Plan.

15. Notices. Any written notices provided for in this Award Agreement that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Awardee, at Awardee’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

16. Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to SAs awarded under the Plan or future SAs that may be awarded under the Plan by electronic means or request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. Acknowledgment. By Awardee's acceptance of this Award Agreement in the manner prescribed by the Company, Awardee acknowledges that Awardee has received and has read, understood and accepted all the terms, conditions and restrictions of this Award Agreement, the Plan, and the current policies referenced in Section 2(b) of this Award Agreement. Awardee understands and agrees that this Award Agreement is subject to all the terms, conditions, and restrictions stated in this Award Agreement and in the other documents referenced in the preceding sentence, as the latter may be amended from time to time in the Company’s sole discretion.

Awardee further acknowledges that Awardee must accept this Award Agreement in the manner prescribed by the Company no later than the earlier of the first anniversary of Award Date or the first vesting date specified in Section 2(a) above.

18. Board Approval. These SAs have been awarded pursuant to the Plan and accordingly this Award of SAs is subject to approval by an authorized Committee of the Board of Directors. If this Award of SAs has not already been approved, the Company agrees to submit this Award for approval as soon as practical. If this approval is not obtained, this Award is null and void.

19. Governing Law and Venue. This Award Agreement shall be governed by the laws of the State of Washington, U.S.A., without regard to Washington laws that might cause other law to govern under applicable principles of conflicts of law. For purposes of litigating any dispute that arises under this Award of SAs or this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, and agree that such litigation shall be conducted solely in the courts of King County, Washington, or the federal courts for the United States for the Western District of Washington, and no other courts, where this Award of SAs is made and/or to be performed.

20. Severability If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

21. Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee.

22. Complete Award Agreement and Amendment. This Award Agreement (including the policies referenced in Section 2(b) above) and the Plan constitute the entire agreement between Awardee and the Company regarding SAs. Any prior agreements, commitments or negotiations concerning these SAs are superseded. This Award Agreement may be amended only by written agreement of Awardee and the Company, without consent of any other person, provided that no consent is necessary to an amendment that in the reasonable judgment of the Committee confers a benefit on Awardee. Awardee agrees not to rely on any oral information regarding this Award of SAs or any written materials not identified in this Section 22.

23. Code Section 409A. This Award Agreement shall be interpreted, operated, and administered in a manner so as not to subject Awardee to the assessment of additional taxes or interest under Code section 409A, and this Award Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest. Payments under this Award Agreement may be made within any period as permitted in compliance with Section 409A. In addition, notwithstanding any provision herein to the contrary, in the event that following the Award Date, the Committee (including any delegate thereof) determines that it may be necessary or appropriate to do so, the Committee may adopt such amendments to the Plan and/or this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Plan and/or the SAs from the application of Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this Award, or (b) comply with the requirements of Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Committee to adopt any such amendment, policy or procedure or take any such other action. No payment hereunder shall be made to Awardee during the six (6)-month period following Awardee’s “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amount at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, Awardee’s death), the Company shall pay to Awardee (or to Awardee’s legal representative or estate) the cumulative amounts that would have otherwise been payable to Awardee during such period, without interest. The Committee makes no representation that any of the SAs or amounts received under this Award Agreement will be exempt from or comply with Section 409A and makes no undertaking to prevent Section 409A from applying to any such SAs or amounts. An Awardee will be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

24. Compensation Recovery. In accepting the Award, Awardee acknowledges, understands and agrees that the SAs, and other incentive or performance-based compensation Awardee receives or has received from the Company, are subject to (a) the Company’s Executive Compensation Recovery Policy (as may be amended from time to time), (b) any other recoupment policies that the Company adopts, and/or (c) any recoupment policy prescribed by applicable law, in each case, to the extent Awardee is covered by such policies or law. Further, any clawback, recovery or recoupment under this section can be made by withholding compensation otherwise due to Awardee, by cancelling vested but unpaid SAs, by reacquiring any previously issued Shares or other cash or property, or by such other means determined appropriate by the Committee.